UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2005

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2995 Crain Highway
Waldorf, Maryland	20601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-645-0333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 SFR 240.14d-2 (b))

____	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Old Line Bancshares, Inc. has an approximately $732,000 equity investment in a real estate investment limited liability company named Pointer Ridge Office Investment, LLC (“Pointer Ridge”). Old Line Bancshares, Inc. owns 50% of Pointer Ridge. Frank Lucente, a director of Old Line Bancshares, Inc. and Old Line Bank, controls twenty five percent of Pointer Ridge and controls the manager of Pointer Ridge. The purpose of Pointer Ridge is to acquire, own, hold for profit, sell, assign, transfer, operate, lease, develop, mortgage, refinance, pledge and otherwise deal with real property located at the intersection of Pointer Ridge Road and Route 301 in Bowie, Maryland. Pointer Ridge has acquired the property and plans to construct a commercial office building containing approximately 40,000 square feet. Old Line Bancshares, Inc. plans to lease approximately 50% of this building for its main office (moving its existing main office from Waldorf, Maryland) and a branch of Old Line Bank. Construction of the building began in May 2005.

On November 3, 2005, Pointer Ridge entered into a loan agreement with an unrelated bank, pursuant to which the bank agreed to make a construction loan to Pointer Ridge in a principal amount not to exceed $5.88 million to finance the construction of the building. Subject to the satisfaction of certain conditions precedent, the bank agreed to convert the construction loan to a permanent loan. The construction loan accrues interest monthly at an interest rate equal to one month LIBOR (currently 4.08%) plus 185 basis points per annum, is interest only and matures on December 1, 2006, unless it converts to a permanent loan.

The loan agreement provides that on or before December 1, 2006, subject to the satisfaction of certain conditions precedent, Pointer Ridge may convert the construction loan to either a five-year or ten- year permanent loan. If converted, the permanent loan will accrue interest monthly at an interest rate equal to one month LIBOR plus 185 basis points per annum. The principal amount of the permanent loan will be repaid in 60 or 120 consecutive level monthly installments, as applicable, with a balloon payment of principal on the maturity date. Payments of principal will be based on a 25-year amortization.

Pursuant to the terms of a guaranty between the bank and Old Line Bancshares, Inc. dated November 3, 2005, Old Line Bancshares, Inc. has guaranteed the construction of the building in accordance with the terms of the loan agreement and has guaranteed the payment of up to fifty percent (50%) of all costs and expenses incurred in completing the construction of the building.

Specifically, if Pointer Ridge (a) fails to complete the building free of liens except those permitted by any of the loan documents and by the completion date in accordance with the plans and specifications and all material laws, rules, regulations and requirements of all governmental authorities having jurisdiction, or (b) fails to keep the property free from all liens and claims that may be filed or made for performing work and labor thereon or furnishing materials therefor in connection with the construction thereof, or both, except to the extent any of the same are permitted by the loan documents, Old Line Bancshares, Inc., provided that the bank continues to advance sums under the loan agreement in the manner therein provided, would become primarily liable for the construction of the building in accordance with the terms of the loan agreement and for the payment of up to fifty percent (50%) of all costs and expenses incurred in completing the construction of the building.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

(a) Not Applicable.

(b) The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

November 8, 2005	By: /s/James W. Cornelsen
James W. Cornelsen, President